CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2024, relating to the financial statements and financial highlights of Wilshire Private Assets Fund (formerly, Delaware Wilshire Private Markets Fund) and Wilshire Private Assets Tender Fund (formerly, Delaware Wilshire Private Markets Tender Fund), for the year ended March 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 13, 2024